Exhibit 99.1

FOR IMMEDIATE RELEASE

August 1, 2017

Investor Relations: Kate Walsh, Vice President of Investor Relations, 214-721-9696, kate.walsh@enlink.com

Media Relations: Jill McMillan, Vice President of Public & Industry Affairs, 214-721-9271, jill.mcmillan@enlink.com

EnLink Midstream Refines Annual Guidance, Reports Second Quarter 2017 Results, Provides Commercial and Operational Updates

DALLAS, August 1, 2017 — The EnLink Midstream companies (EnLink), EnLink Midstream Partners, LP (NYSE: ENLK) (the Partnership or ENLK) and EnLink Midstream, LLC (NYSE: ENLC) (the General Partner or ENLC), reported today a refined guidance outlook for full-year 2017, reported financial results for the second quarter of 2017, and provided commercial and operational updates.

Highlights

•                  ENLK reported net income of $32.7 million and net income attributable to ENLK after non-controlling interest of $29.6 million for the quarter ended June 30, 2017.  ENLK achieved $209.7 million of adjusted EBITDA net to ENLK for the same period.  Adjusted EBITDA is a non-GAAP measure and is explained in greater detail under “Non-GAAP Financial Information.”

•                  ENLK refined full-year 2017 net income guidance to a range of $116 million to $148 million, from the previous range of $80 million to $120 million.  ENLK also refined adjusted EBITDA guidance to a range of $840 million to $880 million, from the previous range of $815 million to $885 million.

•                  ENLC reported net income of $27.1 million and net income attributable to ENLC after non-controlling interest of $5.9 million for the quarter ended June 30, 2017.  ENLC achieved $52.6 million of cash available for distribution for the same period.  ENLC also reaffirmed its previously issued guidance outlook for 2017.  Cash available for distribution is a non-GAAP measure and is explained in greater detail under “Non-GAAP Financial Information.”

•                  EnLink is expanding in the core of the STACK play in Central Oklahoma with the construction of a new crude oil gathering system, called the Black Coyote crude oil gathering system, primarily to support Devon Energy Corp.’s successful ongoing development of their acreage in the STACK, including Devon’s multi-zone Showboat project.

•                  EnLink’s Central Oklahoma platform experienced strong volume growth during the second quarter of 2017, with gas gathering and processing volumes up nine and 13 percent, respectively, from the first quarter of 2017.   Gas gathering and processing volumes are up 26 and 31 percent, respectively, from the second quarter of 2016.  Volume growth is projected to continue building as Devon and other active producer customers deliver strong well results and continue the transition to full-scale development targeting multiple producing horizons.

•                  EnLink’s Cajun-Sibon system began benefiting from NGL production driven by Central Oklahoma and Permian processing growth during the quarter.  NGL volume throughput on the Cajun-Sibon system increased 10 percent during the quarter, with continued volume growth projected throughout the rest of the year.

•                  EnLink continued to demonstrate positive volume momentum in the Permian, with gas gathering and processing volumes increasing nine and six percent, respectively, from the first quarter of 2017.  Gas gathering and processing volumes are up 37 and 21 percent, respectively, from the second quarter of 2016.  Rig count on EnLink’s Delaware Basin footprint exceeded expectations during the second quarter of 2017, increasing 50 percent from April to July 2017.  Year-to-date, rigs on EnLink’s Delaware footprint have increased from one to 18, as EnLink continues to partner with large, active, investment-grade producers in Lea and Eddy counties in New Mexico, and Loving County, Texas.

“We are pleased to report another solid quarter of operating and financial results while executing on our long-term strategic growth plan,” said Barry E. Davis, EnLink Chairman and Chief Executive Officer. “We continue to advance our strategic organic development projects throughout our core growth areas, including our latest announcement to commence crude oil gathering services in the STACK.  We are encouraged by the volume momentum we are realizing across our core growth areas, and expect volume rates to accelerate as we exit 2017.  We remain committed to growing unitholder value and maintaining a strong balance sheet, with an increased focus on building near-term distribution coverage and long-term distribution growth.”

EnLink Midstream Partners, LP:  Second Quarter 2017 Financial Results

•                  The Partnership reported net income attributable to ENLK of $29.6 million for the second quarter of 2017, compared to net income of $5 million for the second quarter of 2016.

•                  The Partnership achieved $209.7 million of adjusted EBITDA net to ENLK for the second quarter of 2017, compared to $187.4 million for the second quarter of 2016.  Included in adjusted EBITDA for the second quarter of 2017 was $8.5 million related to a gain on litigation settlement.  Included in adjusted EBITDA for the second quarter of 2016 was approximately $6 million related to non-core assets that were sold prior to the second quarter of 2017.

•                  The Partnership achieved net cash provided by operating activities of $158 million for the second quarter of 2017, compared to net cash provided by operating activities of $110.5 million for the second quarter of 2016.

•                  Distributable cash flow (DCF) attributable to ENLK was $154.3 million for the second quarter of 2017, as compared to $150.9 million for the second quarter of 2016.  Included in DCF for the second quarter of 2017 is $2.7 million related to the litigation settlement noted above.

•                  ENLK refined full-year 2017 net income guidance to a range of $116 million to $148 million, from the previous range of $80 million to $120 million.  ENLK also refined full-year 2017 adjusted EBITDA guidance to a range of $840 million to $880 million, from the previous range of $815 million to $885 million, inclusive of $26 million of litigation settlements.  It is EnLink’s expectation that no further material litigation settlements will be realized during 2017.

•                  Growth capital expenditures net to ENLK for the second quarter of 2017 totaled $172 million. Growth capital expenditures for the first half of 2017 totaled $379 million net to ENLK. Guidance for 2017 growth capital expenditures net to ENLK remains unchanged at a range of $505 million to $645 million.  Growth capital expenditures figures do not include capitalized interest.

•                  ENLK completed a successful debt offering through the issuance of $500 million aggregate principal amount of its 5.45 percent unsecured senior notes due in 2047.  Proceeds raised from the offering were used to repay outstanding borrowings under ENLK’s credit facility and for general partnership purposes.   Subsequently, ENLK redeemed $162.5 million of outstanding senior unsecured notes due in 2022 with a 7.125 percent coupon.

•                  As of July 27, 2017, ENLK had 347,501,069 common units outstanding.

EnLink Midstream, LLC:  Second Quarter 2017 Financial Results

•                  The General Partner reported net income of $27.1 million for the second quarter of 2017, compared to net income of $1.2 million in the second quarter of 2016.

•                  Cash available for distribution was $52.6 million for the second quarter of 2017, compared to $49.8 million in the second quarter of 2016.  Included in cash available for distribution for the second quarter of 2017 was $6.5 million related to ENLC’s 16 percent interest in EnLink Oklahoma T.O.

•                  ENLC reaffirmed full-year 2017 financial guidance.

•                  Growth capital expenditures net to ENLC for the second quarter of 2017 totaled $19 million.  Growth capital expenditures for the first half of 2017 totaled $40 million.  Guidance for 2017 growth capital expenditures net to ENLC remains unchanged at a range of $60 million to $70 million.  Growth capital expenditures figures do not include capitalized interest.

•                  As of July 27, 2017, ENLC had 180,574,392 common units outstanding.

Commercial and Operational Updates:

Central Oklahoma:

•                  EnLink is expanding in the core of Central Oklahoma’s STACK play with the announcement of the Black Coyote crude oil gathering system, which will primarily support Devon’s transition from delineation to full-field development of their acreage in the STACK.  The Black Coyote system is expected to be operational in the first quarter of 2018, and will match volumes coming on-line from Devon’s multi-zone Showboat development.  Growth capital expenditures are expected to be in the range of $10 million to $15 million in 2017.  ENLC is expected to invest in the expansion to maintain its 16 percent ownership interest in EnLink Oklahoma T.O.

•                  EnLink experienced strong volume growth during the second quarter of 2017, with gas gathering and processing volumes up nine and 13 percent, respectively, from the first quarter of 2017. Strong volume growth is projected to continue throughout the second half of 2017, spurred in part by high-rate wells coming on-line in both the core of the STACK and the Merge play.

•                  EnLink’s previously announced expansion of its Chisholm complex in the STACK by an additional 200 MMcf/d is progressing well and the Chisholm III plant is expected to be operational during the fourth quarter of 2017. Once operational, Chisholm III will increase EnLink’s total processing capacity in Central Oklahoma to 1 billion cubic feet per day and EnLink will continue to be one of the largest providers of gas processing in the area.

Midland Basin:

•                  EnLink is well-positioned to benefit from increasing activity levels across its acreage as several of its producer customers in the basin make the strategic shift to large-scale development projects. Multi-well pad developments are expected to come on-line over the next three to 12 months.  These types of developments will play an increasingly important role in EnLink’s natural gas volume growth trajectory.

•                  Currently, EnLink’s Midland Basin natural gas assets are running at approximately 55 percent utilization, and have capacity to handle large amounts of incremental production with very little additional growth capital expenditures.  EnLink also has the majority of infrastructure in place to cost effectively expand the Riptide gas processing facility by an additional 100 MMcf/d as volumes continue to grow.

•                  West Texas crude and condensate volumes increased 12 percent from the first quarter of 2017 to the second quarter of 2017, as the Greater Chickadee crude oil gathering system was fully operational for the majority of the second quarter.  The integrated system moved from initial operations to full-service during the second quarter of 2017.

Delaware Basin:

•                  Rigs operating on EnLink’s footprint increased by 50 percent from April to July 2017, with 18 rigs currently contributing to volume growth on the Lobo system.  Year-to-date, rigs have increased from one rig to 18 rigs as EnLink continues to partner with large, active, investment grade producers in Lea and Eddy counties in New Mexico, and Loving County, Texas.

•                  In anticipation of this volume growth, EnLink completed the 60 MMcf/d expansion of gas processing capacity at the Delaware Basin Joint Venture’s Lobo II facility during the second quarter of 2017, which brought nameplate capacity at the facility to 120 MMcf/d.  EnLink previously announced plans to further expand nameplate capacity of Lobo II by an additional 30 MMcf/d in the fourth quarter of 2017, which will bring total capacity in the area to 185 MMcf/d by year-end.  Given the on-going pace of activity in the area, EnLink is evaluating the next phase of gas processing capacity expansion for the Delaware Basin Joint Venture, and could pursue additional expansions in the near future.

Louisiana:

•                  EnLink’s Cajun-Sibon system began benefiting from liquids output from the Chisholm II plant during the quarter.  Natural gas liquid (NGL) volumes on the Cajun-Sibon system increased 10 percent during the second quarter of 2017 when compared to first quarter of 2017, due to the increase in Chisholm II volumes connected to Cajun-Sibon and due to a short-term benefit from operational impacts related to Mont Belvieu area maintenance.

•                  EnLink recently announced a long-term, fee-based agreement with ONEOK to transport NGLs from EnLink’s Chisholm processing complex to the Gulf Coast and the Cajun-Sibon system.  The agreement is well-aligned with EnLink’s long-term strategic growth plan by allowing EnLink to retain control of volumes and preferentially fill EnLink’s Cajun-Sibon platform. The transaction was immediately accretive to EnLink’s earnings and required no incremental growth capital expenditures by EnLink.  EnLink continues to evaluate options to expand fractionation and transportation operations in the area.

•                  EnLink moved the Ascension Joint Venture pipeline into full operations during the second quarter of 2017, after a safe and successful start-up during the first quarter of 2017.

•                  EnLink continued to experience strong volumes on its Louisiana gas system during the second quarter of 2017, as demand across the footprint remained high. EnLink continued to enhance operational capabilities and capture new and existing business during the second quarter of 2017.

North Texas:

•                  EnLink experienced a flattening of volume declines in the Barnett during the second quarter of 2017, with gathering, transmission and processing volumes down on average by approximately one percent when compared to the first quarter of 2017.  EnLink’s platform benefited from pressure reduction initiatives completed during 2016, refracking of existing wells and contracting new volumes to the system.

•                  Devon previously announced 2017 capital investment increases related to its northern Barnett Shale operations, which included a six well program to apply new horizontal refrac techniques.  The refrac project has been completed, and results indicate 400 percent increased production per-well with costs as low as $650,000 per well.  Devon’s capital investments also include the initiation of a new rig-line drilling pilot of six wells during the third quarter of 2017, with results expected by year-end.

•                  Devon previously announced its intent to divest approximately $1 billion of non-core upstream assets across its portfolio, including select portions of its Barnett Shale position, with a focus on Johnson County properties. EnLink holds acreage dedication rights related to Devon’s East Johnson County operations, with current midstream services provided in this area representing approximately 7 percent of EnLink’s total North Texas revenues. If completed, Devon’s divestiture of the Johnson County assets could translate into a strengthening of volumes to EnLink over the mid-to-long term, assuming the counterparty actively develops the area.

Second Quarter 2017 Earnings Call Details

The General Partner and the Partnership will hold a conference call to discuss second quarter 2017 financial results on Wednesday, August 2, 2017, at 9 a.m. Central Time (10 a.m. Eastern Time).  The dial-in number for the call is 1-855-656-0924. Callers outside the United States should dial 1-412-542-4172. Participants can also preregister for the conference call by navigating to http://dpregister.com/10109511 where they will receive dial-in information upon completion of preregistration. Interested parties can access an archived replay of the call on the Investors’ page of EnLink’s website at www.EnLink.com.

About the EnLink Midstream Companies
EnLink provides integrated midstream services across natural gas, crude oil, condensate, and NGL commodities.  EnLink operates in several top U.S. basins and is strategically focused on the core growth areas of the Permian’s Midland and Delaware basins, Oklahoma’s Midcontinent, and Louisiana’s Gulf Coast. Headquartered in Dallas, EnLink is publicly traded through EnLink Midstream, LLC (NYSE: ENLC), the General Partner, and EnLink Midstream Partners, LP (NYSE: ENLK), the Master Limited Partnership. Visit www.EnLink.com for more information on how EnLink connects energy to life.

Non-GAAP Financial Information

This press release contains non-generally accepted accounting principle financial measures that we refer to as adjusted EBITDA, distributable cash flow, gross operating margin, and the General Partner’s cash available for distribution. We define adjusted EBITDA as net income (loss) plus interest expense, provision for income taxes, depreciation and amortization expense, impairment expense, unit-based compensation, (gain) loss on non-cash derivatives, (gain) loss on disposition of assets, (gain) loss on extinguishment of debt, successful transaction costs, accretion expense associated with asset retirement obligations, reimbursed employee costs, non-cash rent and distributions from unconsolidated affiliate investments less payments under onerous performance obligations, non-controlling interest and income (loss) from unconsolidated affiliate investments. We define distributable cash flow as adjusted EBITDA (defined above), net to the Partnership, less interest expense (excluding amortization of the EnLink Oklahoma T.O. acquisition installment payable discount), litigation settlement adjustment, adjustments for the redeemable non-controlling interest, interest rate swaps, current income taxes and other, and maintenance capital expenditures. We define gross operating margin as revenues less cost of sales. The General Partner’s cash available for distribution is defined as net income (loss) of the General Partner less the net income (loss) of the Partnership, which is consolidated into the General Partner’s net income (loss), plus the General Partner’s share of distributions from the Partnership, the General Partner’s share of EnLink Oklahoma T.O. non-cash expenses, maintenance capital expenditures, the General Partner’s deferred income tax expense (benefit), the General Partner’s corporate goodwill impairment and the General Partner’s acquisition transaction costs attributable to its share of the EnLink Oklahoma T.O. acquisition.

The Partnership’s coverage ratio is calculated by dividing distributable cash flow by distributions paid to the General Partner and the unitholders. The General Partner’s coverage ratio is calculated by dividing cash available for distribution by distributions paid by the General Partner.  Growth capital expenditures generally include capital expenditures made for acquisitions or capital improvements that we expect will increase our asset base, operating income or operating capacity over the long-term.  Maintenance capital expenditures include capital expenditures made to replace partially or fully depreciated assets in order to maintain the existing operating capacity of the assets and to extend their useful lives.

The Partnership and General Partner believe these measures are useful to investors because they may provide users of this financial information with meaningful comparisons between current results and prior-reported results and a meaningful measure of the Partnership’s and the General Partner’s cash flow after it has satisfied the capital and related requirements of its operations.  In addition, adjusted EBITDA achievement is a primary metric used in the Partnership’s credit facility and short-term incentive program for compensating its employees.

Gross operating margin, adjusted EBITDA, distributable cash flow, and cash available for distribution, as defined above, are not measures of financial performance or liquidity under GAAP. They should not be considered in isolation or as an indicator of the Partnership’s and the General Partner’s performance. Furthermore, they should not be seen as a substitute for metrics prepared in accordance with GAAP. Reconciliations of these measures to their most directly comparable GAAP measures are included in the following tables.  See ENLK’s and ENLC’s filings with the Securities and Exchange Commission for more information.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the federal securities laws. Although these statements reflect the current views, assumptions and expectations of our management, the matters addressed herein involve certain assumptions, risks and uncertainties that could cause actual activities, performance, outcomes and results to differ materially from those indicated. Such forward-looking statements include, but are not limited to, statements about guidance, projected or forecasted financial and operating results, operational results of our customers, results in certain basins, future rig count information, objectives, project timing, expectations and intentions and other statements that are not historical facts. Factors that could result in such differences or otherwise materially affect our financial condition, results of operations and cash flows include, without limitation,(a) the dependence on Devon for a substantial portion of the natural gas that we gather, process and transport, (b) developments that materially and adversely affect Devon or our other customers, (c) adverse developments in the midstream business may reduce our ability to make distributions, (d) our vulnerability to having a significant portion of our operations concentrated in the Barnett Shale, (e) the amount of hydrocarbons transported in our gathering and transmission lines and the level of our processing and fractionation operations, (f) impairments to goodwill, long-lived assets and equity method investments, (g) our ability to balance our purchases and sales, (h) fluctuations in oil, natural gas and NGL prices, (i) construction risks in our major development projects, (j) conducting certain of our operations through joint ventures, (k) reductions in our credit ratings, (l) our debt levels and restrictions contained in our debt documents, (m) our ability to consummate future acquisitions, successfully integrate any acquired businesses, realize any cost savings and other synergies from any acquisition, (n) changes in the availability and cost of capital, (o) competitive conditions in our industry and their impact on our ability to connect hydrocarbon supplies to our assets, (p) operating hazards, natural disasters, weather-related delays, casualty losses and other matters beyond our control, (q) a failure in our computing systems or a cyber-attack on our systems, and (r) the effects of existing and future laws and governmental regulations, including environmental and climate change requirements and other uncertainties. These and other applicable uncertainties, factors and risks are described more fully in EnLink Midstream Partners, LP’s and EnLink Midstream, LLC’s filings with the Securities and Exchange Commission, including EnLink Midstream Partners, LP’s and EnLink Midstream, LLC’s Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. Neither EnLink Midstream Partners, LP nor EnLink Midstream, LLC assumes any obligation to update any forward-looking statements.

The assumptions and estimates underlying the forecasted financial information included in the guidance information in this press release are inherently uncertain and, though considered reasonable by the EnLink Midstream management team as of the date of its preparation, are subject to a wide variety of significant business, economic, and competitive risks and uncertainties that could cause actual results to differ materially from those contained in the forecasted financial information. Accordingly, there can be no assurance that the forecasted results are indicative of EnLink Midstream’s future performance or that actual results will not differ materially from those presented in the forecasted financial information. Inclusion of the forecasted financial information in this press release should not be regarded as a representation by any person that the results contained in the forecasted financial information will be achieved.

EnLink Midstream Partners, LP

Selected Financial Data

(All amounts in millions except per unit amounts)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2017	2016	2017	2016
Total revenues	$1,263.6	$1,033.2	$2,585.5	$1,922.9
Cost of sales (1)	932.4	732.4	1,934.7	1,318.6
Gross operating margin	331.2	300.8	650.8	604.3
Operating costs and expenses:
Operating expenses (2)	102.6	100.1	206.7	198.3
General and administrative	29.6	29.1	64.6	62.3
(Gain) loss on disposition of assets	(5.4)	0.3	(0.3)	0.1
Depreciation and amortization	142.5	124.9	270.8	246.8
Impairments	—	—	7.0	566.3
Gain on litigation settlement	(8.5)	—	(26.0)	—
Total operating costs and expenses	260.8	254.4	522.8	1,073.8
Operating income (loss)	70.4	46.4	128.0	(469.5)
Other income (expense):
Interest expense, net of interest income	(47.1)	(46.2)	(91.6)	(89.9)
Gain on extinguishment of debt	9.0	—	9.0	—
Income (loss) from unconsolidated affiliates	(0.1)	0.8	0.6	(1.6)
Other income (expense)	0.2	(0.1)	0.2	—
Total other expense	(38.0)	(45.5)	(81.8)	(91.5)
Income (loss) before non-controlling interest and income taxes	32.4	0.9	46.2	(561.0)
Income tax benefit (provision)	0.3	2.3	(0.2)	1.3
Net income (loss)	32.7	3.2	46.0	(559.7)
Net income (loss) attributable to non-controlling interest	3.1	(1.8)	(1.7)	(4.3)
Net income (loss) attributable to EnLink Midstream Partners, LP	$29.6	$5.0	$47.7	$(555.4)
General partner interest in net income	$10.8	$10.6	$16.7	$18.0
Limited partners’ interest in net loss attributable to EnLink Midstream Partners, LP	$(0.5)	$(23.5)	$(9.8)	$(590.7)
Class C partners’ interest in net loss attributable to EnLink Midstream Partners, LP	$—	$(0.1)	$—	$(12.5)
Preferred interest in net income attributable to EnLink Midstream Partners, LP	$19.3	$18.0	$40.8	$29.8
Net loss attributable to EnLink Midstream Partners, LP per limited partners’ unit:
Basic common unit	$—	$(0.07)	$(0.03)	$(1.80)
Diluted common unit	$—	$(0.07)	$(0.03)	$(1.80)

(1)         Includes related party cost of sales of $50.9 million and $49.8 million for the three months ended June 30, 2017 and 2016, respectively, and $79.6 million and $92.4 million for the six months ended June 30, 2017 and 2016, respectively.

(2)         Includes related party operating expenses of $0.3 million and $0.2 million for the three months ended June 30, 2017 and 2016, respectively, and $0.5 million and $0.3 million for the six months ended June 30, 2017 and 2016, respectively.

EnLink Midstream Partners, LP

Reconciliation of Net Income (Loss) to Adjusted EBITDA and Distributable Cash Flow and

Calculation of Coverage Ratio

(All amounts in millions except ratios and per unit amounts)

(Unaudited)

Three Months Ended June 30,	Six Months Ended June 30,
2017	2016	2017	2016
Net income (loss)	$32.7	$3.2	$46.0	$(559.7)
Interest expense, net of interest income	47.1	46.2	91.6	89.9
Depreciation and amortization	142.5	124.9	270.8	246.8
Impairments	—	—	7.0	566.3
(Income) loss from unconsolidated affiliates (1)	0.1	(0.8)	(0.6)	1.6
Distribution from unconsolidated affiliates	4.5	5.6	7.4	14.8
(Gain) loss on disposition of assets	(5.4)	0.3	(0.3)	0.1
Gain on extinguishment of debt	(9.0)	—	(9.0)	—
Unit-based compensation	9.3	7.3	28.6	15.2
Income tax (benefit) provision	(0.3)	(2.3)	0.2	(1.3)
(Gain) loss on non-cash derivatives	(1.8)	7.8	(7.1)	14.3
Payments under onerous performance obligation offset to other current and long-term liabilities	(4.5)	(4.6)	(9.0)	(9.0)
Other (2)	1.9	1.9	2.7	6.3
Adjusted EBITDA before non-controlling interest	$217.1	$189.5	$428.3	$385.3
Non-controlling interest share of adjusted EBITDA (3)	(7.4)	(2.1)	(11.0)	(2.9)
Adjusted EBITDA, net to EnLink Midstream Partners, LP	$209.7	$187.4	$417.3	$382.4
Interest expense, net of interest income	(47.1)	(46.2)	(91.6)	(89.9)
Amortization of EnLink Oklahoma T.O. installment payable discount included in interest expense (4)	6.5	13.3	13.5	25.7
Litigation settlement adjustment (5)	(5.8)	—	(18.1)	—
Non-cash adjustment for redeemable non-controlling interest	—	0.1	—	0.3
Current taxes and other	0.4	2.0	(0.2)	1.0
Maintenance capital expenditures	(9.4)	(5.7)	(13.6)	(13.2)
Distributable cash flow	$154.3	$150.9	$307.3	$306.3

Actual declared distribution	$151.9	$146.8	$303.3	$288.9
Distribution Coverage	1.02	x	1.03	x	1.01	x	1.06	x
Distributions declared per limited partner unit	$0.39	$0.39	$0.78	$0.78

(1)         Includes a loss of $3.4 million for the six months ended June 30, 2017 from the sale of HEP in March 2017.

(2)         Includes the following: accretion expense associated with asset retirement obligations; reimbursed employee costs from Devon and LPC Crude Oil Marketing LLC (“LPC”); successful acquisition transaction costs, which we do not consider in determining adjusted EBITDA because operating cash flows are not used to fund such costs; and non-cash rent, which relates to lease incentives pro-rated over the lease term.

(3)         Non-controlling interest share of adjusted EBITDA includes ENLC’s 16% share of adjusted EBITDA from EnLink Oklahoma T.O., NGP Natural Resources XI, L.P.’s (“NGP”) 49.9% share of adjusted EBITDA from the Delaware Basin JV, which was formed in August 2016, Marathon Petroleum’s 50% share of adjusted EBITDA from the Ascension JV, which began operations in April 2017, and other minor non-controlling interests.

(4)         Amortization of the EnLink Oklahoma T.O. installment payable discount is considered non-cash interest under the ENLK credit facility since the payment under the payable is consideration for the acquisition of the EnLink Oklahoma T.O. assets.

(5)         Represents recoveries from litigation settlement for amounts not previously deducted from distributable cash flow.

EnLink Midstream Partners, LP

Reconciliation of Net Cash Provided by Operating Activities to Adjusted EBITDA

and Distributable Cash Flow

(All amounts in millions)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2017	2016	2017	2016
Net cash provided by operating activities	$158.0	$110.5	$332.2	$299.6
Interest expense, net (1)	40.1	32.8	77.4	64.2
Current income tax	(0.6)	(2.0)	0.2	(1.0)
Distributions from unconsolidated affiliate investment in excess of earnings	4.5	5.6	7.4	14.8
Other (2)	4.8	0.9	5.7	5.4
Changes in operating assets and liabilities which (provided) used cash:
Accounts receivable, accrued revenues, inventories and other	(2.6)	61.3	(22.0)	14.4
Accounts payable, accrued gas and crude oil purchases and other (3)	12.9	(19.6)	27.4	(12.1)
Adjusted EBITDA before non-controlling interest	$217.1	$189.5	$428.3	$385.3
Non-controlling interest share of adjusted EBITDA (4)	(7.4)	(2.1)	(11.0)	(2.9)
Adjusted EBITDA, net to EnLink Midstream Partners, LP	$209.7	$187.4	$417.3	$382.4
Interest expense, net of interest income	(47.1)	(46.2)	(91.6)	(89.9)
Amortization of EnLink Oklahoma T.O. installment payable discount included in interest expense (5)	6.5	13.3	13.5	25.7
Litigation settlement adjustment (6)	(5.8)	—	(18.1)	—
Non-cash adjustment for redeemable non-controlling interest	—	0.1	—	0.3
Current taxes and other	0.4	2.0	(0.2)	1.0
Maintenance capital expenditures	(9.4)	(5.7)	(13.6)	(13.2)
Distributable cash flow	$154.3	$150.9	$307.3	$306.3

(1)         Net of amortization of debt issuance costs, discount and premium, and valuation adjustment for redeemable non-controlling interest included in interest expense but not included in net cash provided by operating activities.

(2)         Includes the following: successful acquisition transaction costs, which we do not consider in determining adjusted EBITDA because operating cash flows are not used to fund such costs, non-cash rent, which relates to lease incentives pro-rated over the lease term, gains and losses on settled interest rate swaps designated as hedges related to debt issuances, which are recorded in other comprehensive income (loss), and reimbursed employee costs from Devon and LPC, which are costs reimbursed to us by previous employers pursuant to acquisition or merger.

(3)         Net of payments under onerous performance obligation offset to other current and long-term liabilities.

(4)         Non-controlling interest share of adjusted EBITDA includes ENLC’s 16% share of adjusted EBITDA from EnLink Oklahoma T.O., NGP’s 49.9% share of adjusted EBITDA from the Delaware Basin JV, which was formed in August 2016, Marathon Petroleum’s 50% share of adjusted EBITDA from the Ascension JV, which began operations in April 2017, and other minor non-controlling interests.

(5)         Amortization of the EnLink Oklahoma T.O. installment payable discount is considered non-cash interest under the ENLK credit facility since the payment under the payable is consideration for the acquisition of the EnLink Oklahoma T.O. assets.

(6)         Represents recoveries from litigation settlement for amounts not previously deducted from distributable cash flow.

EnLink Midstream Partners, LP

Operating Data

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2017	2016	2017	2016
Midstream Volumes:
Texas
Gathering and Transportation (MMBtu/d) (1)	2,272,100	2,651,000	2,273,100	2,697,200
Processing (MMBtu/d)	1,179,700	1,194,200	1,170,900	1,196,200
Louisiana
Gathering and Transportation (MMBtu/d)	1,939,500	1,576,200	1,935,400	1,525,600
Processing (MMBtu/d)	446,500	483,600	457,100	500,700
NGL Fractionation (Gals/d)	5,819,600	5,303,700	5,534,100	5,162,000
Oklahoma
Gathering and Transportation (MMBtu/d)	765,500	619,300	735,600	618,200
Processing (MMBtu/d)	733,100	575,600	693,200	572,600
Crude and Condensate
Crude Oil Handling (Bbls/d)	107,600	97,700	109,000	111,200
Brine Disposal (Bbls/d)	4,800	3,300	4,600	3,400

(1)         Gathering and transportation volumes in Texas for the three and six months ended June 30, 2016 included 257,000 MMBtu/d and 274,000 MMBtu/d, respectively, related to the North Texas Pipeline, which was divested in the fourth quarter of 2016.

EnLink Midstream, LLC

Selected Financial Data

(All amounts in millions except per unit amounts)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2017	2016	2017	2016
Total revenues	$1,263.6	$1,033.2	$2,585.5	$1,922.9
Cost of sales (1)	932.4	732.4	1,934.7	1,318.6
Gross operating margin	331.2	300.8	650.8	604.3
Operating costs and expenses:
Operating expenses (2)	102.6	100.1	206.7	198.3
General and administrative	31.1	30.3	67.2	65.4
(Gain) loss on disposition of assets	(5.4)	0.3	(0.3)	0.1
Depreciation and amortization	142.5	124.9	270.8	246.8
Impairments	—	—	7.0	873.3
Gain on litigation settlement	(8.5)	—	(26.0)	—
Total operating costs and expenses	262.3	255.6	525.4	1,383.9
Operating income (loss)	68.9	45.2	125.4	(779.6)
Other income (expense):
Interest expense, net of interest income	(47.7)	(46.5)	(92.6)	(90.5)
Gain on extinguishment of debt	9.0	—	9.0	—
Income (loss) from unconsolidated affiliates	(0.1)	0.8	0.6	(1.6)
Other income (expense)	0.2	(0.1)	0.2	—
Total other expense	(38.6)	(45.8)	(82.8)	(92.1)
Income (loss) before non-controlling interest and income taxes	30.3	(0.6)	42.6	(871.7)
Income tax benefit (provision)	(3.2)	1.8	(6.2)	1.6
Net income (loss)	27.1	1.2	36.4	(870.1)
Net income (loss) attributable to non-controlling interest	21.2	0.4	32.4	(413.3)
Net income (loss) attributable to EnLink Midstream, LLC	$5.9	$0.8	$4.0	$(456.8)
Net income (loss) attributable to EnLink Midstream, LLC per unit:
Basic common unit	$0.03	$0.01	$0.02	$(2.55)
Diluted common unit	$0.03	$0.01	$0.02	$(2.55)

(1)         Includes related party cost of sales of $50.9 million and $49.8 million for the three months ended June 30, 2017 and 2016, respectively, and $79.6 million and $92.4 million for the six months ended June 30, 2017 and 2016, respectively.

(2)         Includes related party operating expenses of $0.3 million and $0.2 million for the three months ended June 30, 2017 and 2016, respectively, and $0.5 million and $0.3 million for the six months ended June 30, 2017  and 2016, respectively.

EnLink Midstream, LLC

Cash Available for Distribution and Calculation of Coverage Ratio

(All amounts in millions except ratios and per unit amounts)

(Unaudited)

Three Months Ended June 30,	Six Months Ended June 30,
2017	2016	2017	2016
Distribution declared by ENLK associated with (1):
General partner interest	$0.7	$0.5	$1.3	$1.1
Incentive distribution rights	14.6	14.2	29.3	28.0
ENLK common units owned	34.6	34.5	69.1	69.0
Total share of ENLK distributions declared	$49.9	$49.2	$99.7	$98.1
Adjusted EBITDA of EnLink Oklahoma T.O. (2)	5.1	$2.1	7.7	$3.0
Transaction costs (3)	—	$(0.1)	—	$0.6
Total cash available	$55.0	$51.2	$107.4	$101.7
Uses of cash:
General and administrative expenses	(1.6)	(1.1)	(2.6)	(2.9)
Current income taxes (4)	(0.2)	—	(0.2)	—
Interest expense	(0.6)	(0.3)	(1.0)	(0.6)
Total cash used	$(2.4)	$(1.4)	$(3.8)	$(3.5)
ENLC cash available for distribution	$52.6	$49.8	$103.6	$98.2

Distribution declared per ENLC unit	$0.255	$0.255	$0.510	$0.510
Cash distribution declared	$46.7	$46.5	$93.4	$93.0
Distribution coverage	1.13	x	1.07	x	1.11	x	1.06	x

(1)         Represents distributions to be paid to ENLC on August 11, 2017 and distributions paid on May 12, 2017, August 11, 2016 and May 12, 2016.

(2)         Represents ENLC’s interest in EnLink Oklahoma T.O. adjusted EBITDA, which is disbursed to ENLC by EnLink Oklahoma T.O. on a monthly basis. EnLink Oklahoma T.O. adjusted EBITDA is defined as earnings before depreciation and amortization and provision for income taxes and includes allocated expenses from ENLK.

(3)         Represents acquisition transaction costs attributable to ENLC’s 16% interest in EnLink Oklahoma T.O, which are considered growth capital expenditures as part of the cost of the assets acquired.

(4)         Represents ENLC’s stand-alone current tax expense.

EnLink Midstream, LLC

Reconciliation of Net Income (Loss) of ENLC to ENLC Cash Available for Distribution

(All amounts in millions)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2017	2016	2017	2016
Net income (loss) of ENLC	$27.1	$1.2	$36.4	$(870.1)
Less: Net income (loss) attributable to ENLK	29.6	5.0	47.7	(555.4)
Net loss of ENLC excluding ENLK	$(2.5)	$(3.8)	$(11.3)	$(314.7)
ENLC’s share of distributions from ENLK (1)	49.9	49.2	99.7	98.1
ENLC’s interest in EnLink Oklahoma T.O.’s non-cash expenses (2)	4.2	3.6	8.2	6.8
ENLC deferred income tax (benefit) expense (3)	3.3	0.5	5.8	(0.3)
ENLC corporate goodwill impairment	—	—	—	307.0
Non-controlling interest share of ENLK’s net income (loss) (4)	(2.2)	0.3	1.2	0.5
Other items (5)	(0.1)	—	—	0.8
ENLC cash available for distribution	$52.6	$49.8	$103.6	$98.2

(1)         Represents distributions declared by ENLK and to be paid to ENLC on August 11, 2017 and distributions paid by ENLK to ENLC on May 12, 2017, August 11, 2016 and May 12, 2016.

(2)         Includes depreciation and amortization and unit-based compensation expense allocated to EnLink Oklahoma T.O. for the three and six months ended June 30, 2017, and depreciation and amortization for the three and six months ended June 30, 2016.

(3)         Represents ENLC’s stand-alone deferred taxes.

(4)         Represents NGP’s 49.9% share of adjusted EBITDA from the Delaware Basin JV, which was formed in August 2016, Marathon Petroleum’s 50% share of adjusted EBITDA from the Ascension JV, which began operations in April 2017, and other minor non-controlling interests.

(5)         Represents transaction costs attributable to ENLC’s share of the acquisition of EnLink Oklahoma T.O. for the three and six months ended June 30, 2016 and other non-cash items not included in cash available for distribution.

EnLink Midstream Partners, LP

Revised Full-Year EBITDA Guidance (1) (2)

(All amounts in millions except per unit amounts)

(Unaudited)

	Year Ended December 31, 2017
	Previously-Reported Guidance			Revised Guidance
	Low	Mid-Point	High	Low	Mid-point	High
Net income (1)	$80	$100	$120	$116	$132	$148
Interest expense, net of interest income	176	176	176	188	188	188
Depreciation and amortization	570	580	590	538	544	550
Impairments	—	—	—	7	7	7
Income from unconsolidated affiliates	(7)	(9)	(11)	(7)	(8)	(9)
Distributions from unconsolidated affiliates	5	10	15	11	12	13
(Gain) loss on disposition of assets	—	—	—	—	—	—
Gain on extinguishment of debt	—	—	—	(9)	(9)	(9)
Unit-based compensation	40	43	46	47	47	47
Income tax provision	5	5	5	2	2	2
Gain on non-cash derivatives	—	—	—	(7)	(7)	(7)
Payments under onerous performance obligation offset to other current and long-term liabilities	(18)	(18)	(18)	(18)	(18)	(18)
Other (3)	4	4	4	5	5	5
Adjusted EBITDA before non-controlling interest	$855	$891	$927	$873	$895	$917
Non-controlling interest share of adjusted EBITDA (4)	(40)	(41)	(42)	(33)	(35)	(37)
Adjusted EBITDA, net to EnLink Midstream Partners, LP	$815	$850	$885	$840	$860	$880

(1)         The revised forward-looking net income guidance for the year ended December 31, 2017 includes the actual results for the six months ended June 30, 2017 and the projected results for the second half of the year ended December 31, 2017. The forward-looking net income guidance for the second half of the year ended December 31, 2017 excludes the potential impacts of gains or losses on derivative activity, gains or losses on disposition of assets, impairment expense, gains or losses as a result of legal settlements, gains or losses on extinguishment of debt, and the financial effects of future acquisitions. The exclusion of these items is due to the uncertainty regarding the occurrence, timing and/or amount of these events.

(2)         We do not provide a reconciliation of forward-looking Adjusted EBITDA to Net Cash Provided by Operating Activities because we are unable to predict with reasonable certainty changes in working capital, which may impact cash provided or used during the year. Working capital includes accounts receivable, accounts payable and other current assets and liabilities. These items are uncertain and depend on various factors outside the companies’ control.

(3)         Includes the following: non-cash rent, which relates to lease incentives pro-rated over the lease term, gains and losses on settled interest rate swaps designated as hedges related to debt issuances, which are recorded in other comprehensive income (loss), and reimbursed employee costs from Devon and LPC, which are costs reimbursed to us by previous employers pursuant to acquisition or merger.

(4)         Non-controlling interest share of adjusted EBITDA includes ENLC’s 16% share of adjusted EBITDA from EnLink Oklahoma T.O., NGP Natural Resources XI, L.P.’s (“NGP”) 49.9% share of adjusted EBITDA from the Delaware Basin JV, which was formed in August 2016, Marathon Petroleum’s 50% share of adjusted EBITDA from the Ascension JV, which began operations in April 2017, and other minor non-controlling interests.